EXHIBIT 99.1



[GRIDLINE COMMUNICATIONS LOGO]                                      [ISTEC LOGO]



            GRIDLINE EXECUTES STRATEGIC MARKETING ALLIANCE WITH ISTEC



SUGAR LAND, TEXAS - NOVEMBER 10, 2005 - Gridline Communications Holdings Inc., a publicly-held Delaware corporation, announced today that the company has executed a strategic alliance agreement with Ibero American Science and Technology Education Consortium (ISTEC), www.istec.org.

ISTEC's membership includes over 130 leading universities (potential of reaching over 3000 institutions), academic institutions, research organizations, major corporations, foundations, as well as governmental and international agencies such as the United Nations, (CAF) the World Bank and the Organization of American States (OAS). ISTEC's membership includes entities from Argentina, Bolivia, Brazil, Chile, Colombia, Costa Rica, Cuba, Dominican Republic, Ecuador, El Salvador, Guatemala, Mexico, Nicaragua, Panama, Paraguay, Peru, Puerto Rico, Spain, Portugal United States, Uruguay and Venezuela, and includes leading corporations such as Microsoft (NASDAQ: MSFT), Motorola (NYSE: MOT), Sun Microsystems (NASDAQ: SUNW), Hewlett Packard (NYSE: HPQ), Nortel Networks (NYSE:
NT), and Thomson Learning (NYSE: TOC).

"Being selected by ISTEC as its strategic partner for providing the last mile broadband solution for its member's needs is a major event for Gridline. We are extremely pleased to be joining forces with such a prestigious organization as ISTEC," states Blaize Kaduru, CEO of Gridline Communications Holdings, Inc.

Founder and Director of Strategic Affairs for ISTEC, Doctor Ramiro Jordan says, "We believe the ISTEC Model will help in bridging the Digital Divide that afflicts all nations. This divide can be transformed into Digital Opportunities with Information Technology (DD ... to ... DO IT!). We enable. We provide access. We are the integrator. Gridline Communications solutions are critical to our mission in the region."

According  to the  terms of the  agreement,  ISTEC  will  introduce  and  assist
Gridline in developing projects with ISTEC members and affiliates worldwide. ISTEC has taken an equity position in Gridline. In return Gridline has committed a percentage of revenues for each new project facilitated by ISTEC. The funds will be distributed into various ISTEC educational and humanitarian projects such as long distance learning, telemedicine, scholarship programs, and many others.

"Gridline views the ISTEC alliance as the opportunity to demonstrate to the world that BPL is a viable alternative to wired and wireless networks. The Gridline products are capable of reaching over 87% of the world's population without the traditional infrastructure costs associated with copper

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wire, towers, or fiber networks. The BPL pipe will enable access to Gridline and
ISTEC content such as ISP, Voice over IP (VOIP), Distance Learning, IPTV, and BPL network security," states Terry Dillon, COO/CTO of Gridline Communications Holdings, Inc.

ABOUT ISTEC

Ibero   American   Science  and   Technology   Education   Consortium   (ISTEC),
headquartered in Albuquerque, New Mexico, www.istec.org, is a non-profit 501(c)(3) organization comprised of educational, research, industrial, and multilateral organizations from 28 nations. The 15 year old Consortium has been established to foster scientific, engineering, and technology education, joint international research and development efforts among its members, and to provide a cost-effective vehicle for the application and transfer of technology, and the creation of wealth. ISTEC organizes 15 international events every year. ISTEC's major event of 2005 will be held in Sao Paulo, Brazil (November 28th, through December 2nd).

ABOUT BROADBAND OVER POWERLINE (BPL)

BPL technology provides high speed broadband connectivity over power lines, to businesses, organization, institutions and homes, at speeds up to 100Mbps full-duplex, for connecting to a variety of services and applications through the existing electrical outlets. BPL provides bandwidth speeds far in excess of what is available with current technologies such as DSL or cable modem. Gridline is now developing joint ventures and strategic alliances, such as the ISTEC alliance, to deliver this technology throughout the US and international markets worldwide.

ABOUT GRIDLINE COMMUNICATIONS HOLDINGS, INC.

Gridline Communications Holdings, Inc. is a Texas-based corporation focused on Broadband over Power Line (BPL) deployment using proven BPL technologies, coupled with proprietary Intellectual Properties, to provide high speed Broadband connectivity and a variety of market driven applications such as VoIP telephony, security, streaming video, telemedicine, and long distance learning. Additional information can be found by visiting the company's website at www.gridlinecommunications.com.

Forward-Looking Statements:

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the Company and its subsidiaries. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by the Company may differ materially from these statements due to a number of factors. Any forward-looking statements speak only as of the date made. Statements made in this document that are not purely historical are forward-looking statements, including any statements as to beliefs, plans, expectations, or intentions regarding the future. Risk factors that may cause results to differ from projections include, without limitation, loss of suppliers, loss of customers, inadequate capital, competition, loss of key executives, declining prices, and other economic factors. The Company assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions.

Contact:
       Tony Drake
       Phoenix IR Associates
       281-579-1602
       phoenix-ir@earthlink.net